Exhibit 99.1

Fiesta Restaurant Group, Inc. Closes the Sale of Taco Cabana
to an Affiliate of Yadav Enterprises, Inc.
Resumes Previously Approved Share Repurchase Program

DALLAS, Texas – (Business Wire) – August 17, 2021 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI) today announced that it has completed the sale of all of the outstanding capital stock of Taco Cabana, Inc., the parent company of the Taco Cabana® business, to YTC Enterprises, LLC, an affiliate of Yadav Enterprises, Inc., and that the board of directors have approved the resumption of the Company's share repurchase plan.

Taco Cabana Sale Completed

The stock purchase agreement provides for a cash purchase price of $85.0 million, less total closing adjustments estimated at $7.2 million to $8.0 million(1), resulting in estimated net proceeds of $77.0 million to $77.8 million. These net proceeds were used to fully repay Fiesta's approximately $74.6 million of outstanding term loan borrowings under its senior credit facility and to pay certain divestiture transaction fees and a loan prepayment premium totaling approximately $4.2 million(2).

As of July 4, 2021, the Company had $65.8 million in cash and $3.8 million in restricted cash. As previously announced, subsequent to the transaction close, a portion of these funds will be used for investments to accelerate Pollo Tropical's® growth.

Previously Approved Share Repurchase Program to be Resumed

The board of directors has also directed the Company to resume its share repurchase program. The board of directors had previously authorized the repurchase of an aggregate 3.0 million shares of common stock, of which 1,006,505 shares remain available for purchase.

Under the share repurchase program, shares may be repurchased from time to time in open market transactions at prevailing market prices, in privately negotiated transactions or by other means in accordance with federal securities laws, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The number of shares repurchased and the timing of repurchases will depend on a number of factors, including, but not limited to, stock price, trading volume, general market and economic conditions, and other corporate considerations. The share repurchase program has no time limit and may be modified, suspended, superseded or terminated at any time by the board of directors.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® restaurant brand. Pollo Tropical specializes in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value, featuring fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

About Yadav Enterprises, Inc.

Yadav Enterprises, Inc. is a restaurant company operating close to 550 locations throughout Northern California, Texas and sixteen other states. Yadav is the owner and operator of Taco Cabana®, the largest Jack in the Box® franchisee, one of the largest Denny's® franchisees, the largest TGI Friday's® franchisee and a significant investor in the ownership group of TGI Friday's® global parent company, a franchisee of El Pollo Loco® and Corner Bakery Cafe®.

1)    Closing adjustments of $4.5 million and working capital adjustments estimated at $2.7 million to $3.5 million.
2)    Amount comprised of a loan prepayment fee of 3% of the principal repaid of $2.2 million and certain divestiture transaction fees of approximately $2.0 million. As part of the transaction, non-cash expense of $3.1 million will be recorded for the unamortized debt discount and debt issuance costs from the existing senior credit facility during the third quarter of 2021.

Forward Looking Statements

Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied regarding our use of proceeds from the sale, anticipated Pollo Tropical growth, plans, objectives and the impact of our initiatives, and our investments in strategic initiatives for Pollo Tropical, such as improved customer experience initiatives, investments in our digital and related platforms and new unit expansion, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "positioned," "target," "continue," "expects," "look to," "intends" and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

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